Exhibit 99.1

CSP Inc. GROWS FISCAL FIRST QUARTER REVENUE 48% FROM PRIOR YEAR FIRST QUARTER; REPORTS EPS of $0.21

Gross Backlog of Approximately $22.9 Million; Board Declares Cash Dividend

LOWELL, Mass., February 8, 2023 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today reported continued business momentum for the fiscal 2023 first quarter ended December 31, 2022.   The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable March 14, 2023, to shareholders of record on the close of business on February 24, 2023.

Fiscal First Quarter Operating Highlights and Recent Achievements

●	Product revenue grew 63% compared to the prior year first quarter
●	Services revenue grew 13% compared to the prior year first quarter
●	EPS of $0.21 increased significantly from a loss of $(0.09) in the prior year first quarter
●	Increased sales of higher margin products and services lead to gross margin of 31.7% for the quarter, nearly a 2.5 percentage point increase over the prior year first quarter
●	Gross backlog (backlog) as of December 31, 2022, of $22.9 million

“The continued migration of our business to offer differentiated, higher value cybersecurity, wireless and managed services offerings, is propelling our growth,” commented Victor Dellovo, Chief Executive Officer.  “We have now reported consecutive quarters of revenue growth in excess of 40% as the demand for our award-winning products and services builds and we are able to execute deliveries and installations. During the first quarter, we converted approximately $3.2 million of backlog to revenue while at the same time added approximately $2.9 million in new orders. We are increasing our business from existing customers while adding new customers and while the timing of potential orders is subject to movement from quarter to quarter, our business pipeline continues to be robust.

“Our Technology Solutions business continued to grow during the first quarter. At the same time, our High-Performance Products business revenue more than doubled compared to the year ago first quarter. This growth was primarily due to a sizeable customer engagement in the 2023 fiscal first quarter, and we are cautiously optimistic the HPP business will be a growing contributor as the fiscal year progresses.

“Our business, and the opportunity pipeline we have in front of us, is stronger today than at any time in our Company’s history.  Our strategy, combined with our financial resources provides us with the opportunity to provide our customers with attractive financing that contributes to our profitability.  These transactions position CSPi to generate increased levels of future cash flow while we enhance our relationship with customers and provide us future growth opportunities.”

2023 Fiscal First Quarter Results

Revenue for the fiscal 2023 first quarter was $18.3 million, a 48% increase compared to $12.4 million in the year-ago fiscal first quarter as the Company continued to achieve significantly improved operating results despite the current economic environment and continued supply chain issues with some system component providers. Despite these hurdles, management remains cautiously optimistic that its strategies and initiatives will allow it to meet its operating objectives throughout fiscal 2023.

Gross profit for the fiscal first quarter was $5.8 million, or 31.7% of sales compared with $3.6 million, or 29.2% of sales in the year-ago fiscal first quarter. The gross margin increase continues to reflect the focus on higher margin products and services, however, the disproportionate growth compared to the revenue growth was due to a mix of lower margin product sales in the 2023 fiscal first quarter. The Company reported net income of $1.0 million in the fiscal 2023 first quarter, or $0.21 per diluted common share compared with a net loss of $(0.4) million, or $(0.09) per common share for the fiscal first quarter of fiscal 2022.

The Company had cash and cash equivalents of $19.6 million as of December 31, 2022, which was equivalent to the cash and cash equivalents on December 31, 2021. Cash was approximately $4.4 million lower as compared to the September 30, 2022 level primarily due to a previously-referenced large financing customer

Exhibit 99.1

sale recognized in the fourth quarter of fiscal year 2022 but the cost was paid for in the first quarter of fiscal year 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, February 8, 2023 to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/47591. Individuals may also listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011 and use the Participant Access Code: 478992 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, in addition, our gross backlog increasing to over $23.8 million, we are cautiously optimistic the HPP business will be a growing contributor as the fiscal year progresses  As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the supply chain issues have affected the timing of our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2022	September 30, 2022
	(unaudited)
Assets
Current assets:
Cash and short-term investments	$19,585	$23,982
Accounts receivable, net	22,232	22,993
Inventories	4,116	4,372
Other current assets	7,699	8,110
Total current assets	53,632	59,457
Property, equipment and improvements, net	604	647
Operating lease right-of-use assets	1,011	1,160
Long-term receivable	6,932	7,412
Other assets	6,795	6,386
Total assets	$68,974	$75,062

Liabilities and Shareholders’ Equity
Current liabilities	$23,064	$30,182
Pension and retirement plans	1,295	1,337
Operating lease liabilities	531	623
Notes Payable	—	449
Other non-current liabilities	3,374	3,508
Shareholders’ equity	40,710	38,963
Total liabilities and shareholders’ equity	$68,974	$75,062

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2022	2021
Sales:
Product	$14,221	$8,720
Services	4,123	3,649
Total sales	18,344	12,369

Cost of sales:
Product	10,771	7,277
Services	1,756	1,478
Total cost of sales	12,527	8,755

Gross profit	5,817	3,614

Operating expenses:
Engineering and development	836	627
Selling, general and administrative	3,617	3,383
Total operating expenses	4,453	4,010

Operating income (loss)	1,364	(396)

Other income (expense), net	(270)	42

Income (loss) before income taxes	1,094	(354)

Income tax expense	133	12

Net income (loss)	$961	$(366)
Net income (loss) attributable to common shareholders	$906	$(366)

Net income per share - basic	$0.21	$(0.09)
Weighted average shares outstanding – basic	4,295	4,200

Net income per share - diluted	$0.21	$(0.09)
Weighted average shares outstanding net income - diluted	4,328	4,200